UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Bassett Furniture Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BASSETT FURNITURE INDUSTRIES, INCORPORATED

Bassett, Virginia

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 18, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bassett Furniture Industries, Incorporated (the “Company”), will be held at the Company’s headquarters in Bassett, Virginia, on Wednesday, April 18, 2012, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

1.	The election of ten Directors.

2.	A proposal to ratify the selection of Ernst & Young LLP as its independent registered public accounting firm for the fiscal year ending November 24, 2012.

3.	Any and all other matters that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on February 22, 2012 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof, and only holders of Common Stock of the Company of record at such date will be entitled to notice of or to vote at the meeting.

YOUR VOTE IS VERY IMPORTANT TO US. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE ACT PROMPTLY TO VOTE YOUR SHARES BY RETURNING THE ENCLOSED PROXY, DATED AND SIGNED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS EXERCISED AND WILL NOT BE EXERCISED IF YOU ATTEND THE MEETING AND VOTE IN PERSON.

By Order of the Board of Directors

Robert H. Spilman, Jr.
Chief Executive Officer and President

Bassett, Virginia

March 12, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 18, 2012

The Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders and the Annual Report for the fiscal year ended November 26, 2011 are available at http://investors.bassettfurniture.com/.

BASSETT FURNITURE INDUSTRIES, INCORPORATED

3525 Fairystone Park Highway, Bassett, Virginia 24055

PROXY STATEMENT

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of Bassett Furniture Industries, Incorporated (the “Company” or “Bassett”) to be held at the Company’s headquarters in Bassett, Virginia, at 10:00 a.m., local time, on Wednesday, April 18, 2012. This Proxy Statement and accompanying proxy are being sent to the stockholders of the Company on or about March 12, 2012.

The Company’s directors, officers and employees may solicit proxies in person or by telephone, e-mail, or other means for no additional compensation. Brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, will be asked to forward proxy materials to their principals and request authority for the execution of the proxy. The Company will reimburse such institutions for their reasonable expenses in so doing. The total cost of soliciting proxies will be borne by the Company.

Any shareholder of record may revoke his or her proxy before it is exercised by (1) sending written notice to Jay R. Hervey, Vice President, Secretary and General Counsel, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055, (2) timely delivering a valid, later-dated proxy or (3) by attending the meeting and electing to vote in person. Any beneficial owner of common stock may revoke his or her proxy before it is exercised by contacting his or her bank, broker or other shareholder of record and submitting revised voting instructions. Proxies received by the Company that are in proper form will be voted as set forth on the proxy at the meeting or any adjournment of the meeting. If your shares are held in street name with your broker or by a nominee and you wish to vote in person at the meeting you will need to obtain a legal proxy from the institution that holds your shares and provide that legal proxy at the meeting.

The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Stockholders, and routine matters incidental to the conduct of the meeting. However, if any other matters should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote said proxy in accordance with their judgment on such matters.

Stockholders present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share of Common Stock, par value $5.00 per share, of the Company (the “common stock”) held by them of record at the close of business on February 22, 2012, which is the record date for determining the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof. The number of shares of common stock of the Company outstanding on February 22, 2012, was 11,266,439. Voting on all matters, including the election of Directors, may be by written ballot, voice vote or show of hands.

Presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. If a quorum is present, Directors will be elected by a plurality of the votes cast.  Action on other matters submitted to the stockholders, including Proposal 2, will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the action taken with respect to such matter.

Principal Stockholders and Holdings of Management

The table below presents certain information as to the only persons known to the Company to be the beneficial owners of more than 5% of the common stock of the Company as of February 22, 2012. Except as otherwise noted, each of the beneficial owners listed below has sole voting and investment power with respect to the shares listed.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of common stock outstanding

Aegis Financial Corporation and related person 1100 North Glebe Road Suite 1040 Arlington, VA 22201	1,218,343	(1)	10.8%

Donald Smith & Co., Inc. and related person 152 West 57th Street New York, NY 10019	933,956	(2)	8.3%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	933,358	(3)	8.3%

(1)
Aegis Financial Corporation (“Aegis”), a registered investment adviser, has shared investment and voting power with respect to 1,203,343 of these shares, or 10.7% of the common stock outstanding.  Scott L. Barbee (“Barbee”), managing director of Aegis, has shared investment and voting power with respect to 1,203,343 of these shares, or 10.7% of the common stock outstanding, and sole investment and voting power with respect to 15,000 of these shares, or 0.1% of the common stock outstanding.  Aegis reports that of these shares, the Aegis Value Fund, a registered investment company, owns 899,631 or 8.0% of the common stock outstanding. Both Aegis and Barbee disclaim beneficial ownership of all such shares. The information provided is based upon a Schedule 13G dated February 14, 2012, which is a joint filing by Aegis and Barbee.

(2)
Donald Smith & Co., Inc. (“Smith”), a registered investment adviser, has sole voting power with respect to 804,201 of these shares, or 7.1% of the common stock outstanding, and sole investment power with respect to all of these shares, which are owned by its advisory clients.  Donald Smith Long/Short Equities Fund, L.P. (the “Fund”) has sole voting power with respect to 7,062 of these shares, or 0.1% of the common stock outstanding, and sole investment power with respect to all of these shares.  The information provided is based upon a Schedule 13G dated February 10, 2012, which is a joint filing by Smith and the Fund.

(3)
Dimensional Fund Advisors LP (“Dimensional”), a registered investment adviser, may be deemed to have beneficial ownership of these shares which are held by certain investment companies, trusts and accounts for which Dimensional serves as investment adviser or manager. Dimensional has sole dispositive power with respect to all of these shares and sole voting power with respect to 912,003 of these shares, or 8.1% of the common stock outstanding. Dimensional disclaims beneficial ownership of all such shares. The information provided is based upon a Schedule 13G/A dated February 10, 2012 by Dimensional.

The following information with respect to beneficial ownership, as of February 22, 2012, of shares of common stock is furnished with respect to (i) each nominee for Director of the Company, (ii) each executive officer named in the Summary Compensation Table appearing later in this Proxy Statement and (iii) all current Directors and executive officers as a group:

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of common stock outstanding
Peter W. Brown, M.D.	15,676	1	*
Kristina Cashman	12,054		*
Paul Fulton	37,924		*
Howard H. Haworth	18,676	1	*
George W. Henderson, III	15,676		*
J. Walter McDowell	1,000		*
Dale C. Pond	18,398	1	*
Robert H. Spilman, Jr.	194,940	1, 2	1.7%
William C. Wampler, Jr.	15,176		*
William C. Warden, Jr.	15,676		*
Jason W. Camp	178,000	1	1.6%
John E. Bassett III	52,621	1, 3	*
J. Michael Daniel	25,573	1	*
Mark S. Jordan	40,500	1	*
Directors and executive officers as a group (16 persons)	701,225	2,3,4	6.2%

*	Less than 1% of the outstanding common stock.

(1)
Includes shares subject to options that are currently exercisable or exercisable within 60 days as follows: Dr. Brown: 1,000; Mr. Haworth: 2,000; Mr. Pond: 2,000; Mr. Spilman: 73,000; Mr. Camp: 166,000; Mr. Bassett: 28,500; Mr. Daniel: 7,500; and Mr. Jordan: 28,500.

(2)	Includes 17,217 shares held by Mr. Spilman’s wife, and 13,947 shares held in trust of which Mr. Spilman is beneficiary.

(3)	Includes 79 shares held by Mr. Bassett’s wife.

(4)	Includes 355,500 shares subject to options held by Directors and executive officers that are currently exercisable or that are exercisable within 60 days.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, ten Directors will be elected to serve, subject to the provisions of the Bylaws, until the 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualified. It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors FOR the ten nominees listed below unless authority to vote for the nominees or any individual nominee is withheld by a stockholder in such stockholder’s proxy. If for any reason any nominee shall not become a candidate for election as a Director at the meeting, an event not now anticipated, the proxies will be voted for the ten nominees including such substitutes as shall be designated by the Board of Directors.

The ten nominees for election as Directors are listed below. All of the nominees are currently members of the Board of Directors. All were elected to their current terms, which expire in 2012, at the Annual Meeting of Stockholders held on April 13, 2011, except for Mr. McDowell who was elected by the Board of Directors on October 11, 2011.  The information set forth below includes, with respect to each nominee for election as Director, his or her age, principal occupation and employment during the past five years, the year in which he or she first became a Director of the Company, directorships held by each at other public companies during the past five years and the specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a Director.  In addition, our Board believes that each individual below has demonstrated outstanding achievement in his or her professional career; broad experience; wisdom, personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties.

Name and director since	Age	Occupation during past five years, directorships and qualifications

Peter W. Brown, M.D. 1993	69
Partner, Virginia Surgical Associates (general surgery), since 1978. Director, Dominion Resources, Inc.

As an owner of a successful medical practice for many years, Dr. Brown has developed sound business acumen and provides the Board with additional perspectives on a broad range of business matters.

Kristina Cashman 2007	45
President of Guy and Larry Restaurants, Inc. since 2012; Chief Financial Officer of Eddie V’s Restaurants, Inc. from 2006 through 2011; Chief Financial Officer and Secretary of P.F. Chang’s China Bistro, Inc. from 2001 to 2006; Controller of P.F. Chang’s China Bistro, Inc. from 1996 to 2001.
As a chief financial officer of two restaurant chains over the last 10 years, one of which being a public company, and as an audit manager with Ernst & Young LLP prior to her employment at P.F. Chang’s, Ms. Cashman brings financial and accounting experience to the Board and its Audit Committee.

Paul Fulton 1993	77
Chairman of the Board of the Company since 1997; Chief Executive Officer of the Company from 1997 to 2000; Dean of the Kenan-Flagler Business School of the University of North Carolina at Chapel Hill from 1994 to 1997; President of Sara Lee Corporation from 1988 to 1993. Director, Carters, Inc.; former Director, Bank of America, Corp., from 1993 to 2008; former Director, Lowe’s Cos., Inc., from 1996 to 2007.

Mr. Fulton is well qualified to serve as a member of the Board of Directors due to his leadership experience with the Company and other public companies and his extensive knowledge of the home furnishings and other industries.

Howard H. Haworth 1997	77
Retired.  Chief Executive Officer from 1973 to 1985 and Chairman and Chief Executive Officer from 1983 to 1985 of Drexel Heritage Home Furnishings; Chairman Emeritus, North Carolina State Board of Education since 1995; Secretary of Commerce of the State of North Carolina from 1985 to 1987.

Mr. Haworth has many years of experience in furniture manufacturing and retail, including leadership experience as a chief executive officer.

George W. Henderson, III 2004	63
Private Investor, Chairman and Chief Executive Officer, Burlington Industries, Inc. (manufacturer of textile products) 1995 to 2003. Director, Lincoln National Corporation.

Mr. Henderson’s experience as the chief executive officer of a major textile manufacturer provides the Board with both leadership skills and an in depth understanding of an industry that has experienced similar challenges as the furniture industry due to increasing foreign competition and outsourcing of manufacturing operations.

J. Walter McDowell 2011	61
Private Investor; Business Consultant. Chief Executive Officer, Carolinas/Virginia Banking – Wachovia Corporation from 2005 to 2007.

Mr. McDowell’s more than 35 years of experience at Wachovia and later in financial and business consulting provides valuable perspectives into the protection and deployment of the Company’s balance sheet and into its banking relationships.

Dale C. Pond 2002	65
Private Investor. Senior Executive Vice President, Merchandising/Marketing, Lowe’s Companies, Inc. (home improvement retailer) from 1998 to 2005. Director, Family Dollar Stores, Inc., and Scripps Networks Interactive, Inc.

Mr. Pond’s experience in retail merchandising and marketing provides valuable insights into the Company’s growing retail operations.  In addition, he has years of experience serving on the boards of other public companies, including service on the compensation committee.

Robert H. Spilman, Jr. 1997	55
President and Chief Executive Officer of the Company since 2000; President and Chief Operating Officer of the Company since 1997. Director, Ruddick Corporation and Dominion Resources, Inc.

Mr. Spilman’s nearly 30 year career at the  Company, including 11 years as Chief Executive Officer, gives him an in-depth knowledge of the Company and the furniture industry.

William C. Wampler, Jr. 2004	52
Executive Director, New College Institute since 2012; Former Member of the Senate of the Commonwealth of Virginia from 1988 to 2012; Retired Colonel, U.S. Army Reserve; Managing Member of Wampler Consulting Group, LLC since 1998. Former Director, New People’s Bank, from 2005 to 2009.

As a former member of the Senate of Virginia and being the former ranking member of the Finance Committee for his party, Mr. Wampler brings to the Board over 24 years of experience in leadership, developing consensus and balancing budgets.

William C. Warden, Jr. 2004	59
Private Investor. Executive Vice President, Lowe’s Companies, Inc. from 1996 to 2003. Director, Ruddick Corporation.

Through his senior management experience at a national retail chain, Mr. Warden brings to the Board expertise in real estate, legal and administrative matters that are particularly relevant to the Company’s growing retail operations.

CORPORATE GOVERNANCE

Board and Board Committee Information

Our Board of Directors currently consists of ten directors. The Board of Directors has determined that each of Dr. Brown, Ms. Cashman, the Hon. Sen. Wampler and Messrs. Haworth, Henderson, McDowell, Pond and Warden are independent, as defined by The NASDAQ Stock Market (“NASDAQ”).

The Board of Directors met seven times during the 2011 fiscal year. Each Director attended at least 85% of the meetings of the Board of Directors and committees on which such Director served. It is the policy of the Company that Directors should attend annual meetings of stockholders. A regular meeting of the Board of Directors is scheduled in conjunction with the annual meeting, and all Directors attended last year’s annual meeting.

The Board of Directors currently has two standing committees: an Audit Committee and an Organization, Compensation and Nominating Committee. The charters for each of these committees are available on the Company’s website at www.bassettfurniture.com.

Audit Committee: The Audit Committee is composed of Messrs. Warden, Haworth, Henderson and Ms. Cashman. Among other things, the Audit Committee engages or dismisses independent auditors; approves all audit, audit-related and other auditor fees and services; reviews, evaluates and monitors the performance of audit activities; reviews periodic financial filings; and reviews internal audit activities. The Board of Directors has determined that each member of the Audit Committee meets the current independence and experience requirements contained in the listing standards of NASDAQ. The Board of Directors has also determined that Mr. Henderson is an “audit committee financial expert” as defined in the regulations promulgated by the Securities and Exchange Commission (the “SEC”) under the Sarbanes-Oxley Act of 2002. The Audit Committee met seven times during the 2011 fiscal year.

Organization, Compensation and Nominating Committee: The Organization, Compensation and Nominating Committee is composed of Dr. Brown, Mr. Pond and the Hon. Sen. Wampler. The Committee reviews and makes recommendations to the Board of Directors with respect to executive compensation; establishes, reviews and recommends changes to the organizational structure of the Company so as to utilize the management resources to best respond to the changing demands of the marketplace; reviews the individual performance of each Director in terms of overall contribution to the betterment of the Company, including meeting attendance and participation; reviews the composition of the Board; and recommends a slate of Directors for nomination to the Board. The Organization, Compensation and Nominating Committee met four times during the 2011 fiscal year.

Board Leadership Structure and Board’s Role in Risk Oversight.  Our Chairman of the Board, Paul Fulton, retired as our Chief Executive Officer in 2000.  As a former CEO of the Company, Mr. Fulton brings to the chairmanship extensive experience in the industry generally and the Company’s business in particular.  We believe this background enhances the role of the Chairman of the Board in the development of long-term strategic plans and oversight of senior management in the implementation of such plans.  For the above reasons, we believe the current leadership structure of the Board is appropriate for our Company.

Our Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight.  Our Board meets with our Chief Executive Officer and other senior management at regular Board meetings to discuss strategy and risks facing the Company.  Periodically, senior management delivers presentations to our Board or a Board committee regarding strategic matters and matters involving material risk.

While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk.  The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting, disclosure controls and procedures and legal and regulatory compliance.  The Audit Committee discusses with management and the independent auditor significant business, financial and legal risk exposures and the steps management has taken to monitor and control such exposure.  The Organization, Compensation and Nominating Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs, board organization, membership and structure, corporate governance and succession planning for our Directors and senior management.  While Board committees are responsible for assisting the Board in evaluating certain risks and overseeing the management of such risks, our entire Board of Directors is regularly informed through management and committee reports about such risks and steps taken to manage and mitigate them.

Director Compensation

The Organization, Compensation and Nominating Committee is responsible for recommending director compensation to the Board of Directors. The following compensation arrangements have been recommended by the Organization, Compensation and Nominating Committee and approved by the Board of Directors.

Directors who are also employees of the Company receive no additional compensation for serving as Directors. Directors who are not employees of the Company receive an annual retainer fee of $20,000 and a fee of $1,000 per committee or board meeting attended. Chairpersons of the Board of Directors’ standing committees receive an additional fee of $1,000 per Board meeting. The chairperson of the Audit Committee receives an additional annual retainer fee of $10,000 and the chairperson of the Organization, Compensation and Nominating Committee receives an additional annual retainer fee of $5,000. Under the 2010 Stock Incentive Plan, each non-employee director receives an annual grant of restricted stock on the first business day of the month following the Annual Meeting of Stockholders equal to $15,000 divided by the fair market value of the common stock.

NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees earned or paid in cash (1) ($)	Stock awards (2) ($)	Total ($)
Peter W. Brown, M.D.	29,000	15,000	44,000
Howard H. Haworth	31,500	15,000	46,500
George W. Henderson, III	29,500	15,000	44,500
Kristina Cashman	30,000	15,000	45,000
J. Walter McDowell	11,000	—	11,000
Dale C. Pond	38,000	15,000	53,000
William C. Wampler, Jr.	28,000	15,000	43,000
William C. Warden, Jr.	45,500	15,000	60,500

(1)	Includes annual retainer fee, committee chairperson fees and Board/committee meeting fees.
(2)
From the 2005 Non-Employee Directors Stock Incentive Plan (until its shares were exhausted) and the 2010 Stock Incentive Plan, each of the Company’s outside Directors received an award of 1,680 shares of restricted stock on May 2, 2011. These shares had a grant date fair value of $8.93 per share and will vest on May 2, 2012, with restrictions on sale until 90 days after the grantee ceases to be a Director.

Policies and Procedures Governing Director Nominations

The Organization, Compensation and Nominating Committee evaluates candidates taking into account their individual skills and characteristics relative to the skills and characteristics of the current Board as a whole. Factors considered include diversity, age and such skills (e.g., an understanding of appropriate technologies, work experience relevant to the Company’s businesses, and decision-making ability) as are suited to the Company’s and the Board’s needs at the time.  Although the Company has no diversity policy, the Board believes that diversity with respect to factors such as background, experience, skills, race, gender and national origin is an important consideration in board composition.

Two members of the Organization, Compensation and Nominating Committee are selected each year to identify, screen, interview and submit Director candidates to the Organization, Compensation and Nominating Committee. Prospective candidates are typically identified by current non-management or former members of the Board. This process begins after an annual assessment and report by the Organization, Compensation and Nominating Committee to the full Board.

The Organization, Compensation and Nominating Committee will consider Director candidates recommended by stockholders. A stockholder requesting that a recommendation be reviewed by the Organization, Compensation and Nominating Committee should submit such information as the stockholder deems pertinent for service on the Board, such as age, experience and skills, and any other information required to be disclosed in a proxy statement regarding the prospect. This information must be accompanied by the prospective candidate’s written consent to serve on the Board of Directors if nominated and elected. This information should be received by the Secretary of the Company at P.O. Box 626, Bassett, Virginia 24055, by January 18, 2013.

Interested Party Communications with the Board of Directors

Interested parties, including security holders, may send communications to the Board of Directors by mailing the same addressed to the Board of Directors (or addressed to a specific individual Director), Bassett Furniture Industries, Incorporated, P.O. Box 626, Bassett, Virginia 24055. The Board of Directors, including a majority of the independent directors, has adopted a procedure for receiving and addressing such communications.

Code of Business Conduct

Bassett maintains a Code of Business Conduct (the “Code”), which is administered by the Audit Committee and is applicable to all of the Company’s employees, officers and Directors. The purpose of the Code is to convey the Company’s policies and practices for conducting business in accordance with its commitment to applying high ethical standards to its business practice. Any waiver of the Code for executive officers or Directors will be made only by the Board of Directors or its Audit Committee and will be promptly disclosed. In support of the Code, the Company has provided employees with a number of avenues for the reporting of ethics violations or similar concerns, including a process for making such reports anonymously.

The Code was adopted by the Board of Directors and is reviewed periodically by the Board of Directors. The Code is available for review on the Company’s website, www.bassettfurniture.com, and the Company will post any amendments to, or waivers for executive officers from, the Code on that website. A copy of the Code may be obtained, without charge, upon written request to Jay R. Hervey, Secretary, Bassett Furniture Industries, Incorporated, P.O. Box 626, Bassett, Virginia 24055.

Other Transactions

The Company recognizes that transactions between Bassett and related persons present a potential for actual or perceived conflicts of interest. The Company’s general policies with respect to such transactions are included in its Code. As a supplement to the Code, the Audit Committee has adopted a written policy setting out the procedures and standards to be followed for the identification and evaluation of “related party transactions.” For purposes of the policy, a related party transaction is any transaction or series of related transactions in excess of $120,000 in which the Company is a party and in which a “related person” has a material interest. Related persons include Directors, Director nominees, executive officers, 5% beneficial owners and members of their immediate families. The Audit Committee has determined that certain transactions are deemed to be pre-approved under this policy. These include (i) transactions with another company in which the related person’s only interest is as a director or a beneficial owner of less than 10% of that company’s outstanding stock or limited partnership interests and (ii) certain compensation arrangements that have either been disclosed in our proxy statement or approved by our Organization, Compensation and Nominating Committee.

The Company collects information about potential related party transactions in its annual questionnaires completed by Directors and officers. Potential related party transactions are first reviewed and assessed by our General Counsel to consider the materiality of the transactions and then reported to the Audit Committee. The Audit Committee reviews and considers all relevant information available to it about each related party transaction. A related party transaction is approved or ratified only if the Audit Committee determines that it is in, or is not inconsistent with, the best interests of the Company and its stockholders and in compliance with the Code. The Audit Committee and Board approved one of these transactions during fiscal 2011. On May 2, 2011 Bassett sold the Company’s 46.9% interest in International Home Furnishings Center, Inc. (“IHFC”) to International Market Centers, L.P. (“IMC”).  In consideration for the sale, the Company received approximately $70 million in cash proceeds.  Approximately $7 million in additional Company proceeds were placed in escrow to indemnify the purchaser with respect to various contingencies. Also in connection with the sale, the Company acquired a minority equity stake in IMC in exchange for $1 million. Immediately prior to the closing, IHFC paid $500,000 to Mr. Spilman for services rendered by him to IHFC in connection with the sale, which amount was deducted from the selling equity holders’ proceeds ratably.  The services rendered by Mr. Spilman were for the benefit of all of the shareholders of IHFC, including the Company. The other equity holders in IHFC at the time of the sale were Lincoln National Corporation and R. B. Terry Charitable Foundation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s Directors and executive officers and persons who own more than 10% of the common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities. Executive officers, Directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from the Company’s Directors and executive officers that no other reports were required, during the fiscal year ended November 26, 2011, all Section 16(a) filing requirements applicable to its Directors, executive officers and greater than 10% beneficial stockholders were complied with.

Audit Committee Report

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of four Directors and operates under a written charter adopted by the Board of Directors and annually reassessed and updated, as needed, in accordance with applicable rules of the SEC and NASDAQ. Each of the members of the Audit Committee is independent, as defined by NASDAQ.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting and issuing their report thereon. The Audit Committee’s primary responsibility is to monitor and oversee these processes. The Audit Committee also selects the Company’s independent registered public accounting firm.

In this context, the Audit Committee has reviewed and discussed the Company’s financial statements with both management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required of auditors to be discussed by auditing standards generally accepted in the United States, including the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380). The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required pursuant to Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm their independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 26, 2011 filed with the Securities and Exchange Commission on February 3, 2012. The Audit Committee also recommends that the shareholders ratify the retention of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 24, 2012.

Audit Committee:
William C. Warden, Jr., Chairman Howard H. Haworth George W. Henderson, III Kristina Cashman

Organization, Compensation and Nominating Committee Report

As detailed in its charter, the Organization, Compensation and Nominating Committee of the Board oversees the Company’s executive compensation program on behalf of the Board. In the performance of this function, the Organization, Compensation and Nominating Committee, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth below in this proxy statement. Based on this review and discussion, the Organization, Compensation and Nominating Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 26, 2011 and this proxy statement.

Organization, Compensation and Nominating Committee:

Dale C. Pond, Chairman William C. Wampler, Jr. Peter W. Brown

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (CD&A) describes the material elements of compensation paid to our executive officers as well as the objectives and material factors underlying our compensation policies and decisions. The information in this CD&A provides context for the compensation disclosures in the tables and related discussions that follow in this proxy statement. The Organization, Compensation and Nominating Committee of the Board, which oversees our executive compensation program, is referred to as the “Committee” in this CD&A. The terms “we” and “our” refer to Bassett Furniture Industries, Incorporated. When we refer to the “named executives” we are referring to the five individuals listed in the Summary Compensation Table appearing later in this proxy statement.

The Committee has assisted the Company in developing and implementing compensation policies and programs which seek to improve the profitability of the Company and to maximize stockholder value over time. To accomplish this, the Directors who comprise the Committee have developed executive compensation policies that are consistent with, and directly linked to, the Company’s business objectives. These business objectives represent a composite of factors that are considered important for the future success of the Company. These factors attempt to balance long and short-term performance, including the continued maintenance of a strong balance sheet, growth of pre-tax profitability and earnings per share, control of costs, market growth and diversification and other criteria which may be introduced over time as a result of changes in the household furniture environment.

Compensation Philosophy and Objectives

The primary goal of our executive compensation program is the same as our goal for operating the company – to maximize corporate performance and thereby create value for our shareholders. To achieve this goal we have designed our executive compensation program to achieve the following objectives:

•	Attract and retain talented and experienced executives in our industry;

•	Motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	Align the interests of our executives and stockholders, by encouraging executives to increase stockholder value and rewarding executives when stockholder value increases; and

•	Motivate our executives to manage our business to meet our short-term and long-term corporate goals and business objectives, and reward them for meeting these objectives.

We use a mix of short-term compensation in the form of base salaries and cash incentive bonuses and long-term compensation in the form of equity incentives to provide a total compensation structure that is designed to encourage our executives to achieve these objectives. All of our executive employees are employed at-will.

Determining Executive Compensation

The Committee is responsible for developing, administering and interpreting the compensation program for executive officers and other key employees. The Committee was appointed by our Board of Directors, and consists entirely of Directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, and “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The Committee may delegate some or all of its responsibilities to one or more subcommittees whenever necessary to comply with any statutory or regulatory requirements or otherwise deemed appropriate by the Committee. The Committee has the authority to retain consultants and other advisors to assist with its duties and has sole authority to approve the fees and other retention terms of such consultants and advisors.

Our chief executive officer makes recommendations to the Committee regarding the salaries, bonus arrangements and equity grants, if any, for key employees, including all executive officers, except himself. In the case of discretionary bonuses for executive officers, which are based on individual performance, the chief executive officer’s evaluation of such performance is provided to and reviewed by the Committee. Based on the foregoing, the Committee uses its judgment in making compensation decisions that will best carry out our philosophy and objectives for executive compensation. The decisions are reviewed by the full Board, with the exception of decisions on stock or option awards which are made by the Committee to satisfy tax law requirements.

Within the context of the overall objectives of our compensation programs, we determined the specific amounts of compensation to be paid to each of our executives in 2012 based on a number of factors including:

•	The roles and responsibilities of our executives;

•	The individual experience and skills of our executives;

•	The amounts of compensation being paid to our other executives;

•	Our executives’ historical compensation at our company; and

•	Our understanding of the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities.

In evaluating the compensation generally paid by similarly situated companies, we have historically taken into account available data relating to the compensation practices of other companies within and outside our industry. In fall 2007, the Committee engaged Hay Group, a human resource and compensation consulting firm, to conduct an analysis of our fiscal 2007 executive compensation relative to a group of 11 comparable companies comprised of the following: Chromcraft Revington, Furniture Brands International, La-Z-Boy, Design Within Reach, Haverty Furniture, Restoration Hardware, Ethan Allen Interiors, Hooker Furniture, Stanley Furniture, Flexsteel Industries and Jennifer Convertibles. In January 2011 Hay Group updated its analysis on the fiscal 2010 executive compensation relative to the eight members of the peer group that remain publicly traded. One of those eight, due to its reduced size, will no longer be included in the peer group going forward. The analysis found that, in general, our base salaries and cash compensation (i.e., salaries and annual bonus) were below the 25th percentile of that group in the 2007 analysis and below the 10th percentile in the 2010 analysis, while total direct compensation (i.e., salaries and annual bonus and equity incentives combined) was between the 25th percentile and median of that group in the 2007 analysis and below the 10th percentile in the 2010 analysis.

During fiscal 2008, the Committee engaged Hay Group to review practices at the peer group with regard to severance and change in control benefits. The Committee believes that the severance program and change in control agreements ultimately approved by the Committee in fiscal 2009 are similar in scope to those adopted by several of the companies in the peer group. These arrangements are discussed further below and elsewhere in this proxy statement.

Elements of our Executive Compensation Program

Our executive compensation primarily consists of base salary, the potential for cash bonuses, equity-based incentives and benefit programs. We discuss each of the primary elements of our executive compensation in detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to complement each other and collectively serve all of our executive compensation objectives described above.

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with other components of our compensation program. The base salary of each executive officer is reviewed annually to determine if it is equitably aligned with our other executive officers and at a sufficient level to attract and retain top talent. In recognition of the depressed economic conditions of the industry and to keep fixed costs under control, the base salaries of our executive officers did not change between fiscal 2007 and 2009, except to reflect promotions or other changes in an executive’s responsibilities.  In fiscal 2010, the base salaries of several of our named executives (not including our chief executive officer) were increased by relatively modest amounts based on promotions, merit and additional responsibilities. In fiscal 2011, base salaries for executive officers were increased by 3 to 5% out of concern that it may become difficult to retain executives if salary levels were non-competitive. No base salaries were increased for fiscal 2012.

Discretionary Bonuses

Historically, cash bonuses for executives were primarily earned through performance-based incentive bonus awards and, to a lesser extent, discretionary bonus awards.  However, in fiscal 2009 the Company’s bonus program was entirely discretionary. In determining to switch from a fixed bonus award program to a discretionary bonus program, the Committee considered the fact that due to difficult conditions in the industry and, more recently, in the economy as a whole, no performance bonuses had been earned by the named executives in the last three years.  Accordingly, the Committee decided to retain flexibility to grant rewards based on its evaluation of the executives’ performance in meeting key company goals, e.g., generating positive operating cash flow.  Although the Company continued to incur losses in fiscal 2009, management was successful in helping the Company achieve its goal of generating positive operating cash flow.  In light of this achievement, the Committee decided to reward certain key members of management with modest bonuses in the amount of $3,000 to $5,000 each.  In fiscal 2010, the Committee relied primarily upon performance-based, bonus awards to provide the executives with short-term incentives. Although industry and general economic conditions remained challenging, the Committee believed that the Company’s financial condition was stabilizing to the point that performance-based awards focusing on profitability and growth were appropriate.  In fiscal 2011, all bonus awards to named executives were performance based.

Performance-based Bonus Awards

The primary objectives of our performance-based bonus awards are to provide incentive for superior work, to motivate our executives toward higher achievement and business results, to tie our executives’ goals and interests to ours and our stockholders’ and to enable us to attract and retain highly qualified individuals.  Annual incentives are established for each executive based on our attainment of performance targets set by the Committee.  For fiscal 2011, performance targets for named executives were selected and weighted based on each executive’s area of responsibility so as to ensure a direct link between the executive’s performance and the amount of bonus earned.  All named executives’ performance criteria included company operating income and wholesale net sales, which is consistent with the Company’s business emphasis on improved profitability and sales growth.  Other performance measures included wholesale operating income and division operating income.  The performance levels required to earn the threshold and target levels of bonus are based on the internal financial goals set in connection with our Board of Directors’ consideration and approval of our annual operating plan.  Consistent with our emphasis on tying compensation to performance, maximum bonus opportunities for executives are set at a significant percentage of base salary, between 33% and 75% in fiscal 2011, with maximum performance targets set at levels that we believe will make it difficult for the executive to earn bonuses at the maximum levels, particularly in view of the difficult economic conditions in our industry.

Equity Incentive Compensation

We regularly grant equity incentive awards in the form of stock options and restricted stock to align the interests of our executives with our stockholders by providing our executives with strong incentives to increase stockholder value. For our fiscal 2011 awards, stock options vest at the rate of one-fourth of the total option shares on each of the first four anniversaries of the date of grant, and our restricted stock awards vest in full on the third anniversary of the date of grant.  The vesting schedules for these awards thus provide added incentive for the executive to continue his or her employment with us. The chief executive officer recommends to the Committee the recipients and sizes of equity awards. In evaluating these recommendations, the Committee considers a number of factors including the Committee’s subjective evaluation of the executive officer’s potential contribution to the Company’s future success and the level of incentive already provided by the number and terms of the executive officer’s existing stock incentive holdings. The grant date of any such equity award is the same date the Board of Directors or the Committee approves the award. The exercise price of the stock options is the fair market value of the common stock on the date the award is approved by the Board of Directors or the Committee. Fair market value is calculated according to the closing price of our common stock on NASDAQ on that date.

We do not have any program, plan or practice to time stock option grants in coordination with the release of material non-public information.

Retirement Plans

Our chief executive officer participates in the Company’s Supplemental Retirement Income Plan, which was established in 1984 for certain key executives employed at that time. The plan was intended to promote the long term service of its participants, of whom our chief executive officer is the only remaining employee. It is currently projected that the plan will result in no benefits payable to our chief executive officer upon his retirement. Therefore, the Committee generally has disregarded the plan in determining the compensation of the chief executive officer. None of the other named executives participates in this plan.

Change in Control Arrangements

The 1997 Employee Stock Plan under which options were awarded to executives prior to fiscal 2010 provides that the vesting of all options granted under the plan will accelerate upon a “change in control,” as defined in the plan.  The award agreements for options and restricted stock granted beginning in fiscal 2010 under the 2010 Stock Incentive Plan similarly provide for accelerated vesting of such equity awards upon a “change in control,” as defined in that plan. In addition, in January 2009, the Company entered into employment continuity agreements with certain executive officers, including each of the named executives other than Mr. Daniel. The terms of the agreements, which are described in greater detail elsewhere in this proxy statement, generally provide for certain lump sum payments and continued benefits in the event that an executive is terminated without cause or resigns with good reason within specified periods following a change in control. The Committee believes that the foregoing arrangements will help the Company retain continuity of management during the uncertain period leading up to an actual or potential change in control by giving the executives certain assurances of financial security. Such assurances should result in the executives being less distracted by personal risks and better able to devote their full time and best efforts to the performance of their duties.

Severance Arrangements

In January 2009, the Committee recommended, and the Board of Directors adopted, the Severance Program for Officers and Management Employees. This program, which is described in greater detail elsewhere in this proxy statement, is designed to provide management with some assurances of financial security during difficult economic times. The Committee believes that these assurances will result in management being less distracted by the personal risks of being laid off and more focused on carrying out their duties to the best of their ability.

Other Components of Executive Compensation

Most benefits offered to executive officers are similar to those offered to all employees, with certain variations to promote tax efficiency and the replacement of benefits lost due to regulatory limitations. These programs are designed to provide protection against financial catastrophe that can result from illness, disability or death. In addition, the Company provides a limited number of perquisites to its executive officers. The Committee believes that its perquisites are reasonable and consistent with the overall executive compensation program. These perquisites may include such personal benefits as executive physicals and supplemental health insurance.

In fiscal 2011, International Home Furnishings Center, Inc. (“IHFC”) paid our chief executive officer $500,000 for services rendered by him as shareholders’ representative in connection with the sale of all of the outstanding stock of IHFC in May 2011 (“IHFC Transaction”). Prior to the sale, we owned a 46.9% interest in IHFC. Additional information regarding the IHFC Transaction can be found under “Other Transactions” on page 8.  We believe that this extra compensation for the chief executive officer was appropriate given that the need for these additional services was not factored into his regular fiscal 2011 compensation package and that it was appropriate that the compensation be paid by IHFC such that all of the stockholders of IHFC, each of whom benefited from the services and approved the payment, would bear their ratable share of the cost. In approving the payment on behalf of the Company, our Board of Directors and Audit Committee took into consideration the fact that Mr. Spilman was the sole representative acting on behalf of all of the shareholders, the complexity of the transaction, the extensive amount of time devoted to the transaction by Mr. Spilman over the course of several months and the favorable outcome to the Company.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. However, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

One of the tax implications that the Committee considers is the deductibility of executive compensation. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount of annual compensation that can be deducted by the Company with respect to each of the chief executive officer and the four other most highly compensated executive officers. Performance-based compensation that meets certain requirements will not be subject to this deductibility limit. It is generally the Company’s policy to seek to qualify the performance-based components of its compensation program for this exclusion from the Section 162(m) limitation as necessary to maximize the deductibility of executive compensation so long as doing so is consistent with the Committee’s objectives for executive compensation.

Compensation-Related Risk

The Company regularly assesses the risks related to our compensation programs, including our executive compensation programs and does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.  Incentive award targets and bonus opportunities are reviewed annually allowing the Committee to maintain an appropriate balance between rewarding high performance without encouraging excessive risk.

EXECUTIVE COMPENSATION

The following table presents information with respect to total compensation of Bassett’s Chief Executive Officer, its principal financial officer and its three other most highly compensated executive officers (the “Named Executive Officers”) for the fiscal years ended November 26, 2011, November 27, 2010 and November 28, 2009.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(2)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	Change in pension value and non-qualified deferred compensation earnings ($)	All other compensation ($)(1)	Total ($)
Robert H. Spilman, Jr., Chief Executive Officer and President	2011 2010	347,500 335,000	0 0	128,320 26,280	65,002 61,142	145,735 37,500	0 0	500,000 0	1,186,557 459,922
	2009	335,000	0	0	0	0	0	10,750	345,750
Jason W. Camp, Senior Vice President, Retail	2011 2010	308,333 300,000	0 0	64,160 17,520	32,501 40,762	89,072 22,500	0 0	0 0	494,066 380,782
	2009	300,000	5,000	0	0	0	0	1,875	306,875
John E. Bassett III, Senior Vice President, Wood	2011 2010	154,167 148,334	0 0	64,160 17,520	32,501 40,672	93,787 45,000	0 0	0 0	344,615 251,616
	2009	140,000	5,000	0	0	0	0	933	145,933
Mark S. Jordan, Senior Vice President, Upholstery	2011 2010	154,167 148,167	0 0	64,160 17,520	32,501 40,762	75,495 45,000	0 0	0 0	326,323 251,449
	2009	139,000	5,000	0	0	0	0	348	144,348
J. Michael Daniel, (3) Vice President and Chief Accounting Officer	2011 2010 2009	154,167 147,500 130,833	0 5,000 5,000	64,160 17,520 0	32,501 40,762 0	38,863 10,000 0	0 0 0	0 0 833	289,691 220,782 136,666

(1)
No Named Executive Officer received personal benefits in excess of $10,000 during fiscal 2011.  Includes $500,000 paid to Mr. Spilman by International Home Furnishings Center, Inc. (“IHFC”) for services rendered by him to IHFC in connection with the sale of IHFC to International Market Centers, LP in May 2011 (“IHFC Transaction”). IHFC was 53.1% owned by other equity holders and the Company owned a 46.9% interest immediately prior to the sale. Therefore, 53.1% or $265,500 of the $500,000 payment was deducted from the other equity holders’ sale proceeds and the remaining 46.9% or $234,500 was deducted from Bassett’s proceeds. Additional information regarding the IHFC Transaction and the payment to Mr. Spilman can be found under “Other Transactions” on page 8 and under “Other Components of Executive Compensation” on page 13.

(2)
Represents the aggregate grant date fair value of the awards made in each fiscal year as computed in accordance with FASB ASC Topic 718.  These amounts do not necessarily correspond to the actual value that may be recognized by each named executive officer.  Additional information regarding outstanding awards, including corresponding exercise prices and expiration dates, can be found in the “Outstanding Equity Awards at Fiscal Year-End” table on page 17.  The assumptions used in determining the grant date fair values of the stock and option awards are set forth in Note 15 to our Consolidated Financial Statements, included in our Annual Report on Form 10-K for the fiscal year ended November 26, 2011.

(3)
Mr. Daniel was appointed Vice President and Chief Accounting Officer in January 2010. Prior to that, he served as the Corporate Controller since March 2007 and Interim Chief Financial Officer since April 2009.  The compensation disclosed includes amounts paid to Mr. Daniel in fiscal 2009 for his services in all capacities.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning individual grants of plan-based awards.

		Estimated future payouts under non-equity incentive plan awards			All other stock awards: number of shares of stock	All other option awards: number of securities underlying	Exercise of base price of option	Grant date value of stock and option
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	or units (#)	options (#)	awards ($/sh)	awards ($)

Robert H. Spilman, Jr.
Annual Cash Incentive	-	22,500	40,909	96,886
Annual Cash Incentive	-	11,250	20,455	48,443
Annual Cash Incentive	-	11,250	20,455	48,443
Stock Options	7/13/11					16,000	8.02	65,002
Restricted Stock	7/13/11				16,000			128,320

Jason Camp
Annual Cash Incentive	-	6,750	12,273	29,066
Annual Cash Incentive	-	6,750	12,273	29,066
Annual Cash Incentive	-	6,750	12,273	29,066
Annual Cash Incentive	-	6,750	12,273	29,066
Stock Options	7/13/11					8,000	8.02	32,501
Restricted Stock	7/13/11				8,000			64,160

John E. Bassett III
Annual Cash Incentive	-	6,750	12,273	29,066
Annual Cash Incentive	-	6,750	12,273	29,066
Annual Cash Incentive	-	13,500	24,545	58,132
Stock Options	7/13/11					8,000	8.02	32,501
Restricted Stock	7/13/11				8,000			64,160

Mark S. Jordan
Annual Cash Incentive	-	6,750	12,273	29,066
Annual Cash Incentive	-	6,750	12,273	29,066
Annual Cash Incentive	-	13,500	24,545	58,132
Stock Options	7/13/11					8,000	8.02	32,501
Restricted Stock	7/13/11				8,000			64,160

J. Michael Daniel
Annual Cash Incentive	-	6,000	10,909	25,836
Annual Cash Incentive	-	3,000	5,455	12,918
Annual Cash Incentive	-	3,000	5,455	12,918
Stock Options	7/13/11					8,000	8.02	32,501
Restricted Stock	7/13/11				8,000			64,160

Discussion for Summary Compensation Table and Grants of Plan-Based Awards Table

Performance-Based Cash Bonuses

For each of the Named Executive Officers, cash bonuses could be earned in fiscal 2011 under awards utilizing formulas and performance measure bonus thresholds, targets and maximums set by the Organization, Compensation and Nominating Committee.  Messrs. Spilman’s and Daniel’s cash incentive opportunities were based on company operating income, wholesale operating income and wholesale net sales, with company operating income weighted at 50% and wholesale operating income and wholesale net sales each weighted at 25% of the total bonus opportunity.  Cash incentive opportunities for Messrs. Bassett and Jordan were based on company operating income, wholesale net sales and division operating income, with company operating income and wholesale net sales each weighted at 25% of the total bonus opportunity and division operating income weighted at 50%.  Mr. Camp’s cash incentive opportunities were based on company operating income, wholesale operating income, wholesale net sales and division operating income, each equally weighted. If performance measure thresholds were achieved, the executive would receive approximately 23% of his maximum bonus opportunity, and if performance measure targets were achieved, the executive would receive approximately 42% of his maximum bonus opportunity.  Each performance opportunity paid ratably from the threshold to the target and also ratably from the target to the maximum.  The performance targets were exceeded for company operating income and wholesale operating income resulting in payments of 94% and 84% of the maximum, respectively.  Division operating income maximums were achieved for Messrs. Camp and Bassett, while Mr. Jordan’s division operating income target was slightly exceeded and paid 69% of the maximum.  The wholesale net sales threshold was exceeded resulting in a payment of 28% of the maximum.  For purposes of these awards, operating income and wholesale net sales are defined in the same manner as for financial reporting purposes.

Stock Incentive Awards

Each of the Named Executive Officers received awards of options and restricted stock in fiscal 2011 under the 2010 Stock Incentive Plan (the “Stock Incentive Plan”).  All of the options were granted at the “fair market value” of our common stock as such term is defined under the Stock Incentive Plan.  The options will vest in equal installments on each of the first four anniversaries of the date of grant.  The restricted stock awards will vest on the third anniversary of the date of grant.  All such equity awards will also vest, if earlier, upon the occurrence of certain “change in control” events (as defined in the Stock Incentive Plan), which include generally (i) the acquisition by an individual, an entity or a group of beneficial ownership or voting power of 30% or more of the Company’s outstanding common stock, (ii) certain changes in the constitution of the Company’s Board of Directors that have not been approved by the current Board, (iii) the occurrence of a reorganization, merger or consolidation approved by the stockholders of the Company in which the then-current stockholders cease to own at least 75% of the then outstanding shares of common stock, (v) the occurrence of a complete liquidation or dissolution of the Company approved by the stockholders of the Company and (vi) the sale or other disposition of all or substantially all of the assets of the Company approved by the stockholders of the Company.

Components of Total Compensation

In fiscal 2011, salary and bonus for the Named Executive Officers (including performance-based bonus awards) averaged approximately 73% of their total compensation and constituted all of their total cash compensation paid by the Company.1  The non-cash compensation in fiscal 2011 represents the aggregate grant date fair value of the option and restricted stock awards as computed in accordance with FASB ASC Topic 718.  Consistent with the Company’s policy that a substantial portion of each named executive’s potential cash compensation be based on performance, the performance-based bonus potential for such officers in fiscal 2011 ranged from 25% to 43% of total potential cash compensation from the Company.  Approximately 75% of the performance-based bonus potential under the annual incentive awards was paid in fiscal 2011, as the Company achieved some but not all of the performance goals.

1 The Summary Compensation Table total for Mr. Spilman in fiscal 2011also includes $500,000 paid to him by IHFC for services he rendered in connection with the IHFC Transaction. Additional information regarding the IHFC Transaction can be found under “Other Transactions” on page 8 and under “Other Components of Executive Compensation” on page 13.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning the fiscal year-end number and terms of unexercised options and unvested restricted stock held by each of the Named Executive Officers.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)

Robert H. Spilman, Jr.	30,000 50,000 22,000 1,000 0	0 0 0 18,000 16,000	14.70 21.12 10.60 4.38 8.02	01/14/2012 02/23/2014 10/16/2017 07/13/2020 07/12/2021	22,000	174,460

Jason W. Camp	150,000 12,000 4,000 0	0 0 12,000 8,000	16.96 10.60 4.38 8.02	07/09/2016 10/16/2017 07/13/2020 07/12/2021	12,000	95,160

John E. Bassett III	8,000 12,500 12,000 4,000 0	0 0 0 12,000 8,000	14.70 21.12 10.60 4.38 8.02	01/14/2012 02/23/2014 10/16/2017 07/13/2020 07/12/2021	12,000	95,160

Mark S. Jordan	10,000 12,500 12,000 4,000 0	0 0 0 12,000 8,000	14.70 21.12 10.60 4.38 8.02	01/14/2012 02/23/2014 10/16/2017 07/13/2020 07/12/2021	12,000	95,160

J. Michael Daniel	7,500 0 0	0 12,000 8,000	14.73 4.38 8.02	04/18/2017 07/13/2020 07/12/2021	12,000	95,160

(1)  These options vest ratably on the first four anniversaries of the date of grant.

(2)  These shares of restricted stock vest on the third anniversary of the date of grant.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning option awards that were exercised by, or stock awards that vested for, our Named Executive Officers during fiscal 2011.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise (1)($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Robert H. Spilman, Jr.	5,000	16,900	—	—
Jason W. Camp	—	—	—	—
John E. Bassett III	—	—	—	—
Mark S. Jordan	—	—	—	—
J. Michael Daniel	4,000	13,520	—	—
__________________________

(1)	The value realized is calculated by multiplying the number of shares acquired on exercise by the difference between the market price of our common stock at exercise and the exercise price.

PENSION BENEFITS

The following table sets forth information as of November 26, 2011 concerning pension benefits under the Supplemental Retirement Income Plan for Mr. Spilman, who is the only Named Executive Officer participating in a defined benefit pension plan.

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Robert H. Spilman, Jr.	Supplemental Retirement Income Plan	N/A	0	0

Supplemental Retirement Income Plan

The Company has a Supplemental Retirement Income Plan (the “Supplemental Plan”) that covers one current and certain former senior executives to promote their long service and dedication and to provide an additional retirement benefit. Upon retirement, the Supplemental Plan provides for lifetime monthly payments in an amount equal to 65% of the participant’s final average compensation as defined in the Supplemental Plan, which amount is reduced by (i) 50% of old age social security benefits, (ii) the benefit that would be payable on a life annuity basis from Company contributions to the Employee Savings/Retirement Plan based on a formula using maximum employee contributions, and (iii) the benefit that would be payable on a life annuity basis from funds the Company contributed to a defined benefit plan that was terminated in 1977. There is no provision under the Supplemental Plan for a disability benefit if a participant’s employment is terminated prior to age 65 due to disability; however, the participant, notwithstanding the termination of employment, will continue to be covered by the Supplemental Plan. The death benefit is divided into (a) prior-to-retirement death, which pays the beneficiary 50% of final average annual compensation for a period of 120 months, and (b) post-retirement death, which pays the beneficiary 200% of final 12 months’ compensation in a single payment. There are no benefits payable as a result of a termination of employment for any reason other than death or retirement, except there is a change of control provision which provides for the immediate vesting and payment of the retirement benefit under the Supplemental Plan in the event of an employment termination resulting from a change of control. The executive officer covered under this Supplemental Plan has waived participation in the Company’s group life insurance program.

Assuming no change in the rate of compensation for Mr. Spilman after November 26, 2011, it is projected that the benefit that would otherwise have been payable on retirement at age 65 to Mr. Spilman will be fully offset by the benefits calculated (using the aforementioned formula) to be payable from the Company’s assumed contributions to the Employee Savings/Retirement Plan. Mr. Spilman is the only Named Executive Officer participating in the Supplemental Plan.

Deferred Compensation Agreement

Mr. Spilman has entered into a Deferred Compensation Agreement with the Company pursuant to the Executive Deferred Compensation Plan. Under that agreement, Mr. Spilman deferred a portion of his compensation over the four-year period from 1985 to 1989. The following table provides details for Mr. Spilman’s deferred compensation account as of November 26, 2011.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($) (1)
Robert H. Spilman, Jr.	0	0	30,127	0	277,219

(1)
Upon Mr. Spilman’s retirement at age 65, death or disability, he would be entitled to the following annual payments for a fifteen year period: upon his retirement, $108,125; upon his death, $27,749; and upon his disability, $8,200.

Equity Compensation Plan Information

The following table provides information as of November 26, 2011 with respect to shares of common stock that may be issued under existing equity compensation plans. All equity compensation plans currently in place have been approved by the stockholders.

Plan	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders(1)	1,075,464	13.95	287,423	(2)
Equity Compensation Plans Not Approved by Stockholders(3)	N/A	N/A	N/A
Total	1,075,464	13.95	287,423	(2)

(1)
Includes the following plans: 1993 Long Term Incentive Stock Option Plan, 1997 Employee Stock Plan (“Employee Stock Plan”), 1993 Stock Plan for Non-Employee Directors, 2000 Employee Stock Purchase Plan (“2000 ESPP”), the 2005 Non-Employee Directors Stock Incentive Plan and the 2010 Stock Incentive Plan.

(2)	Includes shares available under the 2000 ESPP (149,296) and the 2010 Stock Incentive Plan (138,127).
(3)	There are no equity compensation plans in place not approved by stockholders.

Potential Payments Upon Termination of Employment

In January 2009, the Board of Directors adopted the Bassett Furniture Industries, Incorporated Severance Program for Officers and Management Employees (the “Severance Program”). All executive officers and other management employees participate in the Severance Program. Also in January 2009, the Company entered into Employment Continuity Agreements with certain executive officers, including each of the Named Executive Officers (other than Mr. Daniel). The Severance Program and Employment Continuity Agreements are described below.

Severance Program

Under the terms of the Severance Program, in the event that the participant’s employment is terminated by the Company for reasons other than “cause” or the participant’s death or disability, the participant will be entitled to receive:

•
a monthly cash payment equal to (A) the product of (i) the participant’s base salary, (ii) a severance multiplier and (iii) the participant’s years of service (less any other cash severance or pay in lieu of notice under any other severance program, including the Employment Continuity Agreements, or applicable law) divided by (B) the number of months in the participant’s severance period;

•	if the participant is an executive officer, a lump sum cash payment equal to the participant’s average annual performance bonus for the three fiscal years preceding the date of termination;

•
if the participant is an executive officer, the prorated portion of the participant’s actual annual performance bonus for the fiscal year in which the participant’s employment is terminated, payable in cash concurrently with the payment to other participants in the Company’s annual bonus plan;

•	continued health insurance coverage for the duration of the severance period; and

•	outplacement services for the period and up to the limits specified in the program.

The term “cause” means (i) the willful and repeated failure of the executive to perform substantially his or her duties (other than failure resulting from incapacity due to physical or mental illness), (ii) conviction of, or plea of guilty or nolo contendere to, a felony which is materially and demonstrably injurious to the Company, or (iii) the willful engagement in gross misconduct in violation of Company policy.

A participant’s total cash severance benefits may not exceed the maximum payout specified in the program for such participant.

The following chart sets out the severance multiplier, maximum payout, severance period and outplacement period and cost limit for each category of participants:

Job classification	Multiplier	Maximum payout	Severance period	Outplacement period and cost limit

President/CEO	.25	2 times Base Salary + Average Bonus + Prorated Bonus	18 months	6 months $15,000 limit

Senior Vice President	.125	1 times Base Salary + Average Bonus + Prorated Bonus	12 months	3 months $7,500 limit

Other Executive Officers	.125	.75 times Base Salary + Average Bonus + Prorated Bonus	9 months	3 months $7,500 limit

Non-Executive Officers	.0833	.50 times Base Salary	6 months	None

Other Management Employees	.0833	.25 times Base Salary	3 months	None

A participant’s entitlement to benefits under the Severance Program ceases upon the participant’s employment by a competitor.

Employment Continuity Agreements

Under the terms of the Employment Continuity Agreements, in the event that a “change in control” has occurred and the executive’s employment is terminated by the Company before the second anniversary thereof for reasons other than “cause,” death or disability or by the participant for “good reason” within the 90 day period following the “change in control,” the participant will be entitled to receive:

•
a lump sum cash payment equal to the product of the executive’s “required base salary” and a change in control severance multiplier (which is equal to two for the President and Chief Executive Officer and one for the other executives);

•
a lump sum cash payment equal to the executive’s most recently established target annual performance bonus plus the executive’s average annual performance bonus for the three fiscal years preceding the date of termination;

•	continued health insurance coverage for the duration of the severance period (which is 18 months for the President and Chief Executive Officer and 12 months for the other executives);

•	a lump sum cash payment equal to the present value of continued life insurance and long-term disability coverage for the duration of the severance period; and

•
outplacement services (for a period of six months and three months for the President and Chief Executive Officer and the other executives, respectively, with a cost limit of $15,000 and $7,500 for the President and Chief Executive Officer and the other executives, respectively).

The term “change in control” is defined for purposes of the Employment Continuity Agreements the same as it is under the Company’s Employee Stock Plan. Under the Employee Stock Plan, a “change in control” includes generally (i) the acquisition by an individual, an entity or a group of beneficial ownership or voting power of 30% or more of the Company’s outstanding common stock, (ii) certain changes in the constitution of the Company’s Board of Directors that have not been approved by the current Board, (iii) shareholder approval of a reorganization, merger or consolidation in which the then-current shareholders cease to own at least 75% of the then outstanding shares of common stock, (iv) shareholder approval of a complete liquidation or dissolution of the Company and (v) the sale or other disposition of all or substantially all of the assets of the Company. An executive’s “required base salary” means the higher of (i) his base salary in effect immediately prior to the change in control and (ii) his highest base salary at any point in time after the change in control. The term “good reason” means (i) a material reduction in the executive’s base salary below the required base salary, (ii) a material diminution in the executive’s authority, duties or responsibilities, (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report, including a requirement that the executive report to a corporate officer or other employee if the executive reported to the Board of Directors prior to the change in control; (iv) a material diminution in the budget over which the executive retains authority; or (v) a change at the request of the employer in the executive’s principal work location of more than 50 miles; in each case provided the executive gives notice to the employer of the existence of such condition within 30 days of its initial existence and the employer has not remedied the condition within 30 days of such notice. The term “cause” has the same meaning as under the Severance Program.

The Employment Continuity Agreements may be amended or terminated by the Board of Directors at any time, provided that the agreements cannot be terminated or amended after the occurrence of a change in control, and provided further that the agreements cannot be terminated or amended in a manner that would adversely affect the rights of participants after the Board of Directors has knowledge of a potential change in control unless and until the Board of Directors has determined that such potential change in control will not be consummated and the Board of Directors does not have knowledge of any other potential change in control.

General

Each of the Severance Program and the Employment Continuity Agreements provides for severance benefits to be paid in a manner intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code, including delaying certain benefits for a period of six months following termination if necessary. In addition, severance benefits are subject to reduction to avoid any excise tax on excess “parachute payments” under Section 280G of the Internal Revenue Code. All employees who accept benefits under the Severance Program or the Employment Continuity Agreements will be required to sign a release of claims and will be subject to certain covenants, including a one-year non-solicitation agreement.

Potential Payments Table

The table below shows the estimated amount of payments and benefits that the Company would provide to the Named Executive Officers under the Severance Program assuming that their employment was terminated as of November 26, 2011 for reasons other than cause, death or disability. The table also shows the estimated amount of payments and benefits that the Company would provide those Named Executive Officers who have entered into Employment Continuity Agreements assuming that their employment was terminated as of November 26, 2011 by the Company without cause or by the executives with good reason, in each case within the period specified in the agreements following a change in control.

	Salary continuation ($)	Lump sum cash payment ($)	Continuation of health insurance coverage ($)	Outplacement services cost limit ($)	Accelerated vesting of stock options ($)(1)	Accelerated vesting of restricted stock ($)(1)	Total benefits ($)
Robert H. Spilman, Jr. Termination without cause Termination following a change in control	700,000 0	158,235 799,932	22,144 22,144	15,000 15,000	0 63,900	0 174,460	895,379 1,075,436

Jason W. Camp Termination without cause Termination following a change in control	193,750 0	114,905 388,256	14,762 14,762	7,500 7,500	0 42,600	0 95,160	330,917 548,278

John E. Bassett III Termination without cause Termination following a change in control	155,000 0	110,454 222,423	14,762 14,762	7,500 7,500	0 42,600	0 95,160	287,716 382,445

Mark S. Jordan Termination without cause Termination following a change in control	155,000 0	92,162 222,422	14,762 14,762	7,500 7,500	0 42,600	0 95,160	269,424 382,444

J. Michael Daniel Termination without cause Termination following a change in control(2)	77,500 N/A	45,530 N/A	11,072 N/A	7,500 N/A	0 42,600	0 95,160	141,602 137,760

(1)
Pursuant to the terms of the Company’s stock incentive plans and the applicable award agreements, upon the occurrence of a “change in control,” as defined in the plans, the vesting of all options granted under the plans will accelerate and all restrictions imposed on shares of restricted stock will lapse.

(2)
Mr. Daniel is not party to an Employment Continuity Agreement. Upon a termination of his employment for reasons other than cause, death or disability, whether or not following a change of control, he would be entitled to receive benefits under the Severance Program or any other severance arrangement in effect at that time.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending November 24, 2012. This selection is being presented to the stockholders for their ratification at the Annual Meeting of Stockholders. The firm of Ernst & Young LLP is considered well qualified. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and Other Fees

Audit Fees. The aggregate fees billed by Ernst & Young LLP for audit services (audit of the Company’s annual financial statements, audit of internal control over the Company’s financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q, and assistance with and review of SEC filings) for fiscal year 2011 and fiscal year 2010 were $555,500 and $496,504, respectively.

Audit-Related Fees. There were no fees billed by Ernst & Young LLP in fiscal year 2011 and fiscal year 2010 for audit-related services not otherwise reported in the preceding paragraph.

Tax Fees. The aggregate fees billed by Ernst & Young LLP in fiscal year 2011 and fiscal year 2010 for tax-related services were $149,369 and $155,500, respectively. Tax compliance services accounted for $128,708 of the fees billed in fiscal year 2011 and for $132,682 of the fees billed in fiscal year 2010.

All Other Fees. For fiscal year 2011 and fiscal year 2010, the Company paid an additional $1,500 each year to Ernst & Young LLP for a subscription to its online accounting research tool. In fiscal year 2011, the Company paid an additional $32,417 for advisory services related to the IHFC sale. None of the services provided by Ernst & Young LLP consisted of financial information systems design or implementation services.

The Audit Committee considered whether, and determined that, the auditor’s provision of non-audit services was compatible with maintaining the auditor’s independence. In accordance with provisions of the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent auditors must be pre-approved by the Audit Committee. As authorized by that statute, the Audit Committee has delegated authority to the chairperson of the Audit Committee to pre-approve audit and non-audit services when the Audit Committee is not in session. Any decisions by the chairperson of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee. All services described above were pre-approved by the full Audit Committee.

Recommendation

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending November 24, 2012, and proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent public accountants will be reconsidered by the Audit Committee.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in the Proxy Statement

The Company currently plans to hold its 2013 Annual Meeting of Stockholders (“2013 Annual Meeting”) on March 6, 2013.  Because that date is more than 30 days earlier than the anniversary of the 2012 Annual Meeting, the Company has established October 10, 2012 as a reasonable deadline for stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.  Therefore, any proposal that a stockholder intends to present for action at the 2013 Annual Meeting must be received by the Company not later than October 10, 2012 in order for the proposal to be included in the proxy statement and form of proxy for the 2013 Annual Meeting. Any such proposal must meet the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Such proposals should be sent to Jay R. Hervey, Secretary, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055.

Other Stockholder Proposals and Nominations

The Company’s Bylaws prescribe the procedures that a stockholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters that have been included in the Company’s proxy statement for such meeting). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a stockholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to the Company’s Bylaws, a copy of which may be obtained, without charge, upon written request to Jay R. Hervey, Secretary, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055.

A stockholder who desires to nominate a director for election at an annual meeting must give timely written notice thereof to the Secretary of the Company by personal delivery or by registered or certified mail, postage prepaid, at the address shown above. To be timely, a stockholder’s notice must be received not later than January 18, 2013, for nominations to be made at the 2013 Annual Meeting. The notice must contain the information specified in the Bylaws regarding the stockholder giving the notice and each person whom the stockholder wishes to nominate for election as a director. The notice must be accompanied by the written consent of each proposed nominee to serve as a director of the Company, if elected.

A stockholder who desires to bring any other business before an annual meeting (other than matters that have been included in the Company’s proxy statement for such meeting) must give timely written notice thereof to the Secretary of the Company by personal delivery or by registered or certified mail, postage prepaid, at the address shown above. To be timely, a stockholder’s notice must be received not later than November 9, 2012 for business to be acted upon at the 2013 Annual Meeting. The notice must contain the information specified in the Bylaws regarding the stockholder giving the notice and the business proposed to be brought before the meeting.

With respect to stockholder proposals not included in the Company’s proxy statement for the 2013 Annual Meeting, the persons named in the Board of Directors’ proxy for such meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934, including with respect to proposals received by the Company after November 9, 2012.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED NOVEMBER 26, 2011, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO JAY R. HERVEY, SECRETARY, BASSETT FURNITURE INDUSTRIES, INCORPORATED, POST OFFICE BOX 626, BASSETT, VIRGINIA 24055.

ANNUAL MEETING OF STOCKHOLDERS OF

BASSETT FURNITURE INDUSTRIES, INCORPORATED

April 18, 2012

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

21030000000000000000 0 041812

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Peter W. Brown, M.D.
- ○ Kristina Cashman
- ○ Paul Fulton
- ○ Howard H. Haworth
- ○ George W. Henderson, III
- ○ J. Walter McDowell
- ○ Dale C. Pond
- ○ Robert H. Spilman, Jr.
- ○ William C. Wampler, Jr.
- ○ William C. Warden, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY will be voted as specified herein and, unless otherwise directed, will be voted FOR the election of all nominees as Directors, and FOR ratification of the selection of independent registered public accounting firm.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and of the accompanying Proxy Statement attached thereto.

Please mark, sign, date and return the proxy card using the enclosed envelope.

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

BASSETT FURNITURE INDUSTRIES, INCORPORATED

Proxy Solicited by the Board of Directors for the

Annual Meeting to be held on April 18, 2012

The undersigned hereby appoints Robert H. Spilman, Jr. and Jay R. Hervey, each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the $5.00 par value Common Stock of the undersigned in Bassett Furniture Industries, Incorporated at the Annual Meeting of Stockholders of the Company to be held on April 18, 2012 at 10:00 a.m., at the Company's headquarters, 3525 Fairystone Park Highway, Bassett, Virginia 24055, and at any adjournments or postponements thereof. **The Board of Directors recommends voting FOR Item 1 and FOR Item 2.**

(Continued and to be signed on the reverse side)